                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-12

                            EMPIRE RESOURCES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    1) Title of each class of securities to which transaction applies:


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    2) Aggregate number of securities to which transaction applies:


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    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:


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    2) Form, Schedule or Registration Statement No.:


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    3) Filing Party:


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    4) Date Filed:


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
                             EMPIRE RESOURCES, INC.
                                ONE PARKER PLAZA
                           FORT LEE, NEW JERSEY 07024
                              -------------------
                            NOTICE OF ANNUAL MEETING
                              -------------------

                                                                  April 29, 2005

Dear Stockholder:

    The Annual Meeting of Stockholders of EMPIRE RESOURCES, INC. will be held on Tuesday, June 21, 2005 at 11:00 a.m., local time, at the Company's offices at One Parker Plaza, 14th Floor, Fort Lee, New Jersey.

    The Board of Directors has fixed the close of business on April 15, 2004 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting. The Annual Meeting will be held for the following purposes:

          To elect a Board of Directors;

          To ratify the appointment of our independent auditors for the year ending December 31, 2005; and

          To consider and act upon any other matters which may properly be brought before the annual meeting or any adjournments or postponements thereof.

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                        By Order of the Board of Directors,

                                    /s/ SANDRA KAHN
                                        SANDRA KAHN
                                        Vice President, Chief Financial Officer
                                        and Secretary and Treasurer

                             EMPIRE RESOURCES, INC.
                                ONE PARKER PLAZA
                           FORT LEE, NEW JERSEY 07024

                           --------------------------
                                PROXY STATEMENT
                           --------------------------

                             QUESTIONS AND ANSWERS

WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

You are receiving a proxy statement and proxy card from us because you owned shares of common stock of Empire Resources, Inc. at the close of business on the April 15, 2005 record date for the annual meeting. This proxy statement describes matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

WHAT IS BEING VOTED ON?

At the annual meeting, stockholders entitled to vote will act upon the following matters as set forth in the accompanying notice of meeting:

          the election of the Board of Directors;
          the ratification of the appointment of the Company's independent auditors for the year ending December 31, 2005;
          and
          any other matters that may properly come before the meeting.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

The Board recommends a vote FOR each of the nominees and FOR the other proposal.

WHO IS ENTITLED TO VOTE?

Stockholders as of the close of business on April 15, 2005, the record date, are entitled to vote at the annual meeting.

HOW DO I VOTE?

Sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the two proposals.

CAN I REVOKE MY PROXY?

You have the right to revoke your proxy at any time before the meeting by:

          notifying the Corporate Secretary, Sandra Kahn, at the address shown above;
          voting in person; or
          returning a later-dated proxy card.

WHO WILL COUNT THE VOTE?

Representatives of our transfer agent, American Stock Transfer & Trust Co., will count the votes.

IS MY VOTE CONFIDENTIAL?

Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to American Stock Transfer & Trust Co., and handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit American Stock Transfer & Trust Co. to tabulate and certify the vote; and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.

HOW MANY SHARES CAN VOTE?

As of April 15, 2005, the record date, there were 9,599,251 shares of common stock outstanding and entitled to vote. Every stockholder of common stock is entitled to one (1) vote for each share held.

WHAT IS A 'QUORUM'?

A 'quorum' is a majority of the shares entitled to vote at the meeting. These shares must be present at the meeting either in person or represented by proxy. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. All 'broker non-votes' will be counted in determining whether a quorum is present. 'Broker non-votes' are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients and the brokerage firm or other nominee does not have or exercise voting discretion.

WHAT VOTE IS REQUIRED?

The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to elect each director (Proposal 1).

WHO CAN ATTEND THE ANNUAL MEETING?

All stockholders as of the close of business on the record date may attend. Tickets are not required.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

We do not know of any business to be considered at the 2005 annual meeting other than the proposals described in this proxy statement. If any other business is properly presented at the annual meeting, your signed proxy card gives authority to William Spier, our Chairman of the Board, and Nathan Kahn, our President and Chief Executive Officer, to vote on such matters in their discretion.

WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?

As of April 29, 2005, Nathan Kahn and Sandra Kahn beneficially owned 5,225,923 shares of common stock which represented 54.4% of the then outstanding common stock.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING DUE?

All stockholder proposals to be considered for inclusion in next year's proxy statement must be submitted in writing to Sandra Kahn, Secretary, Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey 07024 prior to
December 30, 2005. All other stockholder proposals for consideration at the 2006 annual meeting must be received by the Company's Secretary within the time period specified in our bylaws, which generally is not less than 60 days and not more than 90 days prior to the meeting. In addition to the SEC requirements regarding stockholder proposals, the Company's bylaws contain provisions regarding matters to be brought before stockholder meetings.

CAN A STOCKHOLDER NOMINATE SOMEONE TO BE A DIRECTOR OF THE COMPANY?

As a stockholder, you may recommend any person as a nominee for director by writing to Sandra Kahn, Secretary, c/o Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey 07024. All recommendations must be received by the Company's Secretary within the time period specified in our bylaws, which generally is not less than 60 days and not more than 90 days prior to the meeting together with all supporting documentation required by the Company's bylaws. Each recommendation must be accompanied by the name, age, residence and business address of the person being nominated. The recommendation must also include a representation that the stockholder is a record holder of the Company's stock or holds the stock through a broker, a statement of the number and class of shares held by the stockholder and by each person being nominated by the stockholder, information regarding each nominee that would be required to be included in a proxy statement and a description of any arrangement or understanding between and among the stockholder and each and every nominee. If a stockholder should propose a candidate, the Nominating Committee would evaluate that candidate on the basis of the criteria set forth in its charter and by such other criteria that it deems appropriate. Finally, the recommendations must include the written consent of each nominee to serve as a director, if elected. For further information, please see our bylaws.

WHO IS SOLICITING MY VOTE?

This proxy solicitation is being made and paid for by Empire Resources, Inc.

WHEN WAS THIS PROXY STATEMENT MAILED TO STOCKHOLDERS?

This proxy statement was first mailed to stockholders on or about April 29, 2005.

                           PROPOSALS YOU MAY VOTE ON

PROPOSAL 1 -- ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors, and there are nine nominees for election this year. Eight of the nine nominees currently serve as directors. A majority of the nominees for election meet the standards of independence adopted by the American Stock Exchange. All of our directors are elected annually, and serve a one-year term until the next annual meeting. If any director is unable to stand for re-election, the board of directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate. The affirmative vote of the holders of a majority of our common stock represented and entitled to vote at the meeting is required for the election of each director. A biographical description of each nominee is listed below.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE DIRECTORS.

PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS INDEPENDENT AUDITORS.

    Our audit committee has recommended, and our board of directors has approved, the selection of Eisner LLP as our independent auditors for the year ending December 31, 2005. Stockholder ratification of the selection of Eisner LLP as the Company's independent auditors is not required by the Company's bylaws or otherwise. However, the board of directors is submitting the selection of Eisner LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    A representative of Eisner LLP is expected to attend the annual meeting. He will have the opportunity to speak at the meeting if he wishes. He will also respond to appropriate questions.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2005.

                      NOMINEES FOR THE BOARD OF DIRECTORS

    The following biographical descriptions set forth certain information with respect to the nominees for election at the annual meeting, based on information furnished to Empire Resources by each director. The following information is correct as of April 15, 2005.

WILLIAM SPIER                                        Director since October 1996
Age 70

    Mr. Spier has been a director of the Company since October 1996 and was Acting Chief Executive Officer from November 1997 until September 1999.
Mr. Spier presently is the non-executive Chairman of the Board of the Company. Mr. Spier has been a private investor since 1982. He also served as Chairman of DeSoto, Inc., a manufacturer and distributor of cleaning products, from May 1991 through September 1996, and as Chief Executive Officer of DeSoto, Inc., from May 1991 to January 1994 and from September 1995 through September 1996. From 1980 to 1981, Mr. Spier was Vice Chairman of Phibro-Salomon Inc.

NATHAN KAHN                                        Director since September 1999
Age 50

    Mr. Kahn has been the Chief Executive Officer, President and a director of the Company since September 1999. Prior to that time, Mr. Kahn was the President and a director of the Company from the time of its formation in 1984 until its merger with Integrated Technology USA, Inc. in September 1999. Mr. Kahn has also been the President and a director of Empire-Pacific since its formation in 1996.

SANDRA KAHN                                        Director since September 1999
Age 47

    Ms. Kahn has been a Vice President, the Chief Financial Officer and a director of the Company since September 1999. Prior to that time, Ms. Kahn was the Secretary and Treasurer and a director of the Company from the time of its formation in 1984 until its merger with Integrated Technology USA, Inc. in September 1999. Ms. Kahn has also been the Secretary and Treasurer and a director of Empire-Pacific since its formation in 1996.

HARVEY WRUBEL                                      Director since September 2000
Age 51

    Mr. Wrubel has been the Vice President of Sales/Director of Marketing of the Company since September 1999. Prior to that time, Mr. Wrubel was the Vice President of Sales/Director of Marketing of the Company for more than five years. Mr. Wrubel has been a director of the Company since September 2000.

JACK BENDHEIM                                      Director since September 1999
Age 58

    Mr. Bendheim has been a director of the Company since September 1999. He has also been the President, Chief Executive Officer, Chairman of the board of directors and a director of Phibro Animal Health Corporation for more than the prior five years. Mr. Bendheim is also a director of The Berkshire Bank, CDG Technologies, and Penick Corporation.

PETER G. HOWARD                                    Director since September 1999
Age 69

    Mr. Howard has been a director of the Company since September 1999. He has also been the Managing Director of Empire-Pacific since 1996. From 1961 to 1995, Mr. Howard held various positions within the aluminum industry, the most recent of which was Divisional General Manager of Comalco Rolled Products, a unit of Comalco Aluminum Ltd., an aluminum producer.

NATHAN MAZUREK                                     Director since September 1999
Age 42

    Mr. Mazurek has been the President of Provident Industries, a diversified manufacturer of electrical systems and components for more than the prior five years. Mr. Mazurek has been a director of the Company since September 1999.

MORRIS J. SMITH                                      Director since January 1994
Age 47

    Mr. Smith has been a director of the Company since January 1994. Since 1993, Mr. Smith has been a private investor and investment consultant. Prior thereto, Mr. Smith was employed for a period of more than five years by Fidelity Investments as a portfolio manager.

L.R. MILNER                                                     Director Nominee
Age 59

    Mr. Milner joined Alcoa in 1968 and enjoyed a thirty-six year career with Alcoa before retiring in 2004. During his tenure with Alcoa, he held positions in sales and marketing both in the domestic and international markets. In 1987, he was named Director of Corporate Development and was elected a Vice President in 1991.

FAMILY RELATIONSHIPS

    Nathan Kahn and Sandra Kahn are husband and wife.

                               EXECUTIVE OFFICERS

    Our executive officers and their ages as of April 15, 2005 are as follows:

Nathan Kahn..................   50       Chief Executive Officer, President and Director
Sandra Kahn..................   47       Vice President, CFO and Director
Harvey Wrubel................   51       Vice President of Sales and Director

    Biographical information with respect to Ms. Kahn and Messrs. Kahn and Wrubel is set forth above in 'Nominees for the Board of Directors.'

                       STATEMENT OF CORPORATE GOVERNANCE

    Our business is managed under the direction of the board of directors. The directors delegate the conduct of business to our senior management team.

    Our directors meet four times a year in regularly scheduled meeting or as deemed necessary. The directors held five meetings during 2004. The Chairman of our board of directors in consultation with our chief executive officer usually determines the agenda for the meetings. Each of our directors receives the agenda and supporting information in advance of the meetings. Any of our directors may raise other matters at the meetings. The chief executive officer, chief financial officer and other members of senior management make presentations to our directors at the meetings and a substantial portion of the meeting time is devoted to directors' discussion of these presentations. Significant matters that require directors' approval are voted on at the meetings.

    It is our policy that all members of the board of directors attend the Annual Meeting of Stockholders in person, although we recognize that directors occasionally may be unable to attend for personal or professional reasons. All of our board members attended the annual meeting of stockholders held in 2004. We generally hold a meeting of the board of directors on the same date as the annual stockholder meeting.

    Our directors have complete access to senior management. They may also seek independent, outside advice.

    Committee Structure. The board of directors considers all major decisions. The board of directors has established four standing committees so that certain areas can be addressed in more depth than may be possible at a full meeting of the board of directors. Each committee is chaired by an independent, outside director.

    Audit Committee. The audit committee assures the credibility of our financial reporting by providing oversight of our financial reporting process and our internal controls. The audit committee reports on its activities to the board of directors. During 2004, the audit committee held five meetings. The audit committee is comprised of William Spier, Jack Bendheim and Nathan Mazurek. The board of directors has determined that Mr. Bendheim meets the criteria for an 'audit committee financial expert' as that term has been defined by the Securities and Exchange Commission. The audit committee has adopted a charter pursuant to which it conducts its activities, a copy of which is available on the Company's website at www.empireresources.com.

    Compensation Committee. The compensation committee advises and guides the board of directors in determining the compensation of executive officers and senior management, and reviews our general employee compensation and benefits policies and practices. During 2004, the compensation committee held one meeting. The compensation committee was comprised of William Spier, Nathan Kahn and Jack Bendheim. The compensation committee is presently comprised of William Spier and Jack Bendheim. The compensation committee operates under a written charter, a copy of which is available on the Company's website at www.empireresources.com.

    Stock Options Committee. The stock option committee consults with management regarding the administration of our stock option plan and approves grants of options to directors, executive officers and other employees. The stock option committee did not meet in 2004. The stock options committee is comprised of William Spier, Jack Bendheim and Nathan Mazurek.

    Nominating Committee. The nominating committee is responsible for making recommendations to the board of directors of persons to serve as directors of the Company and as chairmen and members of committees of the board of directors. The nominating committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the board of directors and its committees are functioning effectively. The nominating committee operates under a written charter, a copy of which is available on the Company's website at www.empireresources.com.

    The members of the nominating committee are William Spier and Nathan Mazurek, each of whom the board of directors has determined to be independent under the new listing standards adopted by the American Stock Exchange. The nominating committee was recently formed and held no meetings in 2004. One meeting was held during March 2005.

    The nominating committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management and stockholders. To date, our nominating committee has not engaged any third parties to assist it in identifying candidates for the board of directors. The nominating committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the nominating committee evaluates recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to represent and act on behalf of all stockholders, as well as the needs of the board of directors. The nominating committee will determine from time to time whether the board has special needs or requirements, including the need for additional independent directors, financial expertise, industry expertise or other specific knowledge or skills. The nominating committee will compile a complete list of candidates recommended from any valid source and evaluate each candidate. Each candidate will be evaluated in comparison to the board's minimum director qualifications, which include, but are not limited to, those individuals with the highest standards of morality, ethics and integrity, a successful career in a related field or expertise requested by the board, and the ability to commit the appropriate time to the board and committee meetings. Each candidate will be further evaluated in the context of the current composition of the board.

Audit Committee Report

    The following report is not deemed to be part of a document filed with the SEC pursuant to the Securities Act of 1933, as amended (the 'Securities Act'), or the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and is not to be deemed incorporated by reference in any documents filed under the Securities Act or Exchange Act, without the express consent of the persons named below.

    Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The audit committee's responsibility is to monitor and oversee these processes. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the Company's independent auditors. The responsibilities of the audit committee are set forth in its written charter, as adopted by the board of directors.

    The members of the audit committee are not professionally engaged in the practice of auditing or accounting and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent accountants. Each of the members of the audit committee was considered independent for the year ended December 31, 2004, as such term is defined under the listing standards of the American Stock Exchange.

Review with Management

    The audit committee has reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the audit committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Auditors

    The audit committee has discussed with Eisner LLP, the Company's independent auditors, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). The audit committee received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board, and has discussed with the auditors the auditors' independence. The audit committee has also considered the compatibility of non-audit services with the auditors' independence.

Audit Fees

    The aggregate fees billed by Eisner LLP for professional services rendered for the audit of our annual financial statements for the two most recent fiscal years ended December 31, 2004 and 2003 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the same fiscal years were $113,500 for 2004 and $108,500 for 2003.

Audit-Related Fees

    Eisner LLP has not rendered any audit related services during the years 2004 and 2003.

Tax Fees

    The aggregate fees billed by Eisner LLP for services rendered to us for tax compliance, tax advice and tax planning for our two most recent fiscal years ended December 31, 2004 and 2003 were approximately $40,300 and $41,500 for 2003.

All Other Fees

    During 2003, the Company with the approval of the audit committee engaged Eisner LLP in a non audit related matter. The Company engaged Eisner LLP for compliance work related to U.S. Customs documentation. The aggregate fess billed by Eisner LLP for these services totaled $54,975.

    The above categories (Audit Fees, Tax Fees, All Other Fees) encompass all of the fees for our two most recent fiscal years ended December 31, 2004 and 2003 billed by Eisner LLP for services rendered to us.

    The audit committee has determined that the provision of non-audit services by Eisner LLP is compatible with maintaining the independent auditor's independence.

Fee Pre-Approval Policy

    The audit committee has approved the engagement of Eisner LLP and has approved a budget for audit, audit related and tax related fees for services to be rendered for our 2005 fiscal year. The audit committee, or a member of the committee, must pre-approve any non-audit service provided to us by the company's independent auditor. The audit committee also approved the engagement of Eisner LLP for the audit performed for our fiscal years ended December 31, 2004 and 2003.

Conclusion

    Based on the audit committee's discussion with management and the independent auditors, the audit committee's review of the audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the audit committee recommends that the board of directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The audit committee also appoints Eisner LLP to serve as independent auditors for the year ended December 31, 2005, subject to ratification of such appointment by the stockholders of the Company.

                                          AUDIT COMMITTEE:
                                          Jack Bendheim
                                          Nathan Mazurek
                                          William Spier

                            DIRECTORS' COMPENSATION

    During 2004, the non-executive Chairman of the Board was paid $25,000 per annum as consideration for his services. In December 2004, the Board voted to increase this amount to $30,000 per annum. During 2004, each director was paid $500 for attendance (in person or by telephone) at meetings of the board of directors, and all directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings. In addition, pursuant to the Company's 1996 stock option plan, the Company granted the options listed below to its directors. In December 2004, the Board of Directors voted to no longer grant annual stock options to the Directors and to increase the fees paid per board meeting to $1,000 beginning in 2005.

                                                              NUMBER OF
                                                                SHARES     EXERCISE
                                                              UNDERLYING   PRICE PER
                            NAME                                OPTION       SHARE
                            ----                                ------       -----
Jack Bendheim...............................................    2,000        $3.64
Peter Howard................................................    2,000        $3.64
Nathan Kahn.................................................    2,000        $3.64
Sandra Kahn.................................................    2,000        $3.64
Nathan Mazurek..............................................    2,000        $3.64
Morris Smith................................................    2,000        $3.64
William Spier...............................................    2,000        $3.64
Harvey Wrubel...............................................    2,000        $3.64

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

    The following table sets forth for the periods indicated information concerning the compensation earned by the Company's Chief Executive Officer and each of the Company's most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                                                           -------------------------
                                                                           SECURITIES
                                                                           UNDERLYING    ALL OTHER
                                                                            OPTIONS     COMPENSATION
        NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)      (#)           ($)
        ---------------------------          ----   ---------   --------      ---           ---
Nathan Kahn ...............................  2004   $459,450    $150,000     2,000        $  2,500(1)
  Chief Executive Officer and President      2003   $450,000    $100,000     2,000        $  2,000(1)
                                             2002   $450,000          --     2,000        $  1,000(1)
Sandra Kahn ...............................  2004   $175,000    $ 25,000     2,000        $  2,500(1)
  Vice President, Chief Financial Officer,   2003   $175,000    $ 25,000     2,000        $  2,000(1)
  Treasurer and Secretary                    2002   $175,000    $     --     2,000        $  1,000(1)
Harvey Wrubel .............................  2004   $280,768    $749,060     2,000        $  2,500(1)
  Vice President of Sales                    2003   $275,000    $512,980     2,000        $  2,000(1)
                                             2002   $219,890    $298,000     2,000        $125,173(2)

---------

(1)  Represents directors' fees.

(2) Of this amount $1,000 represents director fees and $124,173 represents non-cash taxable compensation charged to Mr. Wrubel upon the vesting of non-contingent restricted shares as discussed in Item 7, Management Discussion and Analysis of Financial Condition and Results of Operations -- Accounting Treatment of Restricted Stock Agreement.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the stock option grants made to each of the officers and employees named in the Summary Compensation Table during 2004. No stock options or stock appreciation rights were granted to these individuals during such year in their capacities as executive officers.

                                          PERCENT OF
                             NUMBER OF      TOTAL
                             SECURITIES    OPTIONS
                             UNDERLYING   GRANTED TO   EXERCISE
                              OPTIONS     EMPLOYEES     PRICE
                              GRANTED     IN FISCAL     ($/SH)    EXPIRATION
           NAME                 (#)          YEAR        (2)         DATE
           ----                 ---          ----        ---         ----
Nathan Kahn(1).............    2,000        11.1%       $3.64      06/14/14
Sandra Kahn(1).............    2,000        11.1%       $3.64      06/14/14
Harvey Wrubel(1)...........    2,000        11.1%       $3.64      06/14/14

                                           POTENTIAL REALIZABLE VALUE
                                                AT ASSUMED ANNUAL
                                                 RATES OF STOCK
                                             PRICE APPRECIATION FOR
                                                   OPTION TERM
                                      ------------------------------------
                                         5%                          10%
           NAME                         ($)                          ($)
           ----                         ---                          ---
Nathan Kahn(1).............            4,578                        11,602
Sandra Kahn(1).............            4,578                        11,602
Harvey Wrubel(1)...........            4,578                        11,602

---------

(1) All options granted to the named officers and employees are non-statutory under federal tax laws and were granted on June 14, 2004. Pursuant to the option agreement underlying these options, the options became exercisable immediately upon grant.

(2) The exercise price may be paid in cash or, under certain circumstances, in shares of the Company's common stock.

YEAR-END OPTION VALUES

    The following table provides certain information concerning the options held by the officers and employees named in the Summary Compensation Table, above, as of December 31, 2004.

                        OPTIONS AS OF DECEMBER 31, 2004

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                    OPTIONS AT YEAR END               AT YEAR END
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
Nathan Kahn...................................     12,000         --           $ 28,574         --
Sandra Kahn...................................     12,000         --           $ 28,574         --
Harvey Wrubel.................................    210,000         --           $527,574         --

---------

*    The closing price of the Company's common stock on
     December 31, 2004, the last day of trading in 2004, was
     $4.12

EMPLOYMENT AGREEMENTS

    On September 17, 1999, the Company entered into employment agreements with each of Nathan Kahn and Sandra Kahn. Certain information regarding these agreements is set forth below. The forms of these agreements are incorporated by reference to this report as exhibits.

    Term. The initial term of each agreement was three years. Each agreement provided that the term will be extended automatically for successive two-year periods unless either party gives written notice of termination at least 180 days prior to the end of the initial term or the then additional term, as the case may be. Each agreement provides that the Company may terminate the agreement upon the Disability of the executive or for Cause (as such terms are defined the agreement). Nathan Kahn's contract was extended for an additional two years by an amendment in July 2002. Sandra Kahn's contract was extended automatically for an additional two year period pursuant to the terms of her agreement.

    Base Salary. The Company has agreed to pay Nathan Kahn a current base salary of $475,000 per annum and Sandra Kahn a current base salary of $200,000 per annum. These amounts may be increased, but not decreased, by the Board of Directors. The base salary provided for by each agreement is subject to possible upward annual adjustments based upon changes in a designated cost of living index.

    Non-Compete. Each agreement provides that during the Specified Period (as defined below) the employee will not, among other things, directly or indirectly, be engaged as a principal in any other business activity or conduct which competes with the business of the Company or be an employee, consultant, director, principal, stockholder, advisor of, or otherwise be affiliated with, any such business, activity or conduct. The 'Specified Period ' means the employee's period of employment and the four year period thereafter, provided that if the employee's employment is terminated for Disability or without Cause (or the employee voluntarily terminates his employment following a breach by the Company), the Specified Period will terminate two years after the employee's employment terminates.

EMPLOYMENT AGREEMENT WITH HARVEY WRUBEL

    On September 17, 1999, the Company entered into an employment agreement with Harvey Wrubel. Certain information regarding this agreement is set forth below. The form of this agreement is incorporated by reference as an exhibit to this report.

    Term. The initial term of this agreement was until December 31, 2002. The agreement provides that the term will be extended automatically for successive two-year periods unless either party gives written notice of termination at least 90 days prior to the end of the original term or the then additional term, as the case may be. The agreement provides that the Company may terminate the agreement any time with or without Cause (as such term is defined in the agreement). However, if the Company terminates the agreement without Cause, the employee is entitled to continue receiving his base salary until the scheduled end of the term. Mr. Wrubel's contract extended automatically for an additional two year period pursuant to the terms of his agreement.

    Base Salary. The agreement provided for an initial base salary to be paid at a rate of $203,000 per annum. This amount may be increased, but not decreased, by the Board of Directors. The base salary is subject to possible upward annual adjustments based upon changes in a designated cost of living index. Mr. Wrubel's current base salary is $300,000.

    Performance-Based Compensation. In addition to base salary, the agreement provides that the Company shall pay the employee performance-based compensation in accordance with a formula provided for in the agreement.

    Non-Compete. The agreement provides that, during the employment term and for 12 months thereafter, the employee will not, among other things, be engaged in, or be, an employee, director, partner, principal, stockholder or advisor of any business, activity or conduct which competes with the business of the Company. During any period following termination of the employee's employment the foregoing will only apply to competition with regard to aluminum and such other commodities as were being sold by the Company within six months prior to such termination.

COMPENSATION COMMITTEE REPORT

    The following report is not deemed to be part of a document filed with the SEC pursuant to Securities Act or the Exchange Act, and is not to be deemed incorporated by reference in any documents filed under the Securities Act or Exchange Act, without the express consent of the persons named below.

    General. The Compensation Committee (the 'Committee') reviews and approves compensation levels for the Company's executive officers. In evaluating the performance of members of senior management, the Committee has access to, and in its discretion may meet with, any officer or other employee of Empire or its subsidiaries. The Committee held one meeting during the fiscal year ended December 31, 2004.

    Compensation Philosophy. Empire must offer competitive salaries and other benefits to be able to attract, retain and motivate highly-qualified and experienced executives; cash compensation for executives in excess of base salaries should be tied to Empire's performance, individual performance or both; and the financial interests of Empire's executives should be aligned with the financial interests of the stockholders, primarily through equity incentive plans. Empire benchmarks its total compensation levels by comparing itself to other comparable companies, in order to make Empire's compensation opportunities competitive with what other leading organizations are providing.

    Base Salary. The Committee establishes the base salaries of executive officers at levels it determines are appropriate in light of the duties and scope of responsibilities of each officer's position. The Committee reviews executive officer salaries regularly, usually at least once every 12 months, and makes adjustments as warranted to reflect continued individual contributions, sustained performance and competitive market factors. The Committee measures individual contributions and performance against total annual compensation, including incentive awards, rather than against base salary alone.

    Compensation of the Chief Executive Officer. The Chief Executive Officer, Nathan Kahn, is compensated based on an employment agreement entered into in September 1999, which established the terms and conditions of his employment with Empire, including a minimum base salary, minimum levels of participation in incentive plans, the minimum benefits to which he was entitled under the compensation plans available to Empire's executive officers and payments or benefits to which he would be entitled upon termination of his employment. See 'Employment Agreements' below. The Committee typically reviews the base salary of the Chief Executive Officer at least every 12 months pursuant to the same policies the Committee uses to evaluate the base salaries of the other executive officers. Mr. Kahn's compensation was reviewed by the Committee during the year 2004 and was increased by the Committee, based upon an assessment of the competitiveness of his total compensation package and the existing economic environment.

                                                        COMPENSATION COMMITTEE:
                                                        Mr. Jack Bendheim
                                                        Mr. William Spier

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal year 2004, William Spier and Jack Bendheim served on the Compensation Committee of the Company's board of directors for the entire year. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2004 or had any business relationship or affiliation with the Company or any of its subsidiaries (other than service as a director and in the case of Mr. Spier service as the non-executive chairman).

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth as of April 15, 2005 certain information with respect to beneficial ownership (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of our common stock by (i) each person that is a director,
(ii) each person named in the Summary Compensation Table, above, (iii) all such persons as a group and (iv) each person known to us to be the owner of more than 5% of our common stock.

                                                                               PERCENT OF
                                                        NUMBER OF SHARES      COMMON STOCK
                NAME AND ADDRESS(1)                   BENEFICIALLY OWNED(2)      OWNED
                -------------------                   ---------------------      -----
DIRECTORS AND OFFICERS:
William Spier.......................................          206,669(3)           2.2%
Nathan Kahn and Sandra Kahn.........................        5,225,923(4)          54.3%
Harvey Wrubel.......................................          588,327(5)           6.0%
Jack Bendheim.......................................           12,000(6)            *
Peter G. Howard.....................................           12,000(7)            *
Nathan Mazurek......................................           12,000(8)            *
Morris J. Smith.....................................           28,000(9)            *
All officers and directors as a group
  (8 persons).......................................        6,084,919(10)         61.5%

---------

  *   Less than 1%

 (1) Unless otherwise indicated, the address of each person listed above is c/o Empire Resources, Inc., One Parker
      Plaza, Fort Lee, New Jersey 07024.

 (2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have 'beneficial ownership ' of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

      The information in this table was prepared by the Company in reliance on filings made with the Securities and Exchange
      Commission on Schedule 13D and Forms 4 or 5.

 (3) Consists of (i) 204,669 currently outstanding shares held by Mr. Spier and (ii) 2,000 shares underlying currently exercisable options held by Mr. Spier.

 (4)  Consists (i) of 5,201,923 currently outstanding and
      (ii) 24,000 shares underlying currently exercisable options held by Nathan and Sandra Kahn.

 (5) Consists of (i) 358,327 shares transferred from Nathan and Sandra Kahn to Mr. Wrubel, (ii) 20,000 currently outstanding shares held by Mr. Wrubel, and (iii) 210,000 shares underlying currently exercisable options held by Mr. Wrubel.

 (6) Consists of 12,000 shares underlying currently exercisable options held by Mr. Bendheim.

 (7) Consists of 12,000 shares underlying currently exercisable options held by Mr. Howard.

 (8) Consists of 12,000 shares underlying currently exercisable options held by Mr. Mazurek.

 (9) Consists of 28,000 shares underlying currently exercisable options held by Mr. Smith.

(10) Consists of 5,784,919 currently outstanding shares and 300,000 shares underlying currently exercisable options.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Since January 1, 2005, the Company has not engaged in any transaction, or series of similar transactions, in which the amount involved exceed $60,000 and in which any of its directors, executive officers or security holders who beneficially own in excess of 5% of the Company's outstanding common stock (or any of their immediate family members) had a direct or indirect material interest. In addition, none of the Company's directors have any, direct or indirect, business relationships with the Company.

                            STOCK PERFORMANCE GRAPH

    The stock price performance graph depicted below is not deemed to be part of a document filed with the SEC pursuant to the Securities Act or the Exchange Act and is not to be deemed incorporated by reference in any documents filed under the Securities Act or the Exchange Act without the express consent of the Company.

    The following graph compares the yearly percentage change in the cumulative total stockholder return (i.e. stock price growth plus dividends) on our common stock, based on the market price of our common stock, with the total return of U.S. companies listed on the AMEX Stock Market and the AMEX companies included within our industry grouping (SIC 5050 -- 5059 U.S. Companies, Metals and Minerals, Except Petroleum). This graph was prepared by the Center for Research in Security Prices at the University of Chicago Graduate School of Business. The calculation of total cumulative return assumes a $100 investment in our common stock, the U.S. companies listed AMEX Stock Market and in the AMEX companies included within our industry grouping (SIC 5050 -- 5059 U.S. Companies, Metals and Minerals, Except Petroleum) on December 31, 1999, and that all dividends were reinvested.

               COMPARISON OF FIVE -- YEAR CUMULATIVE TOTAL RETURNS
                  PERFORMANCE GRAPH FOR EMPIRE RESOURCES, INC.

                PRODUCED ON 01/19/2005 INCLUDING DATA TO 12/31/2004

                                    [PERFORMANCE GRAPH]

                                          LEGEND

CRSP TOTAL RETURNS INDEX FOR:              12/1999   12/2000   12/2001   12/2002   12/2003   12/2004
----------------------------               -------   -------   -------   -------   -------   -------
Empire Resources, Inc.                      100.00     53.8      55.4      86.2      257.4    283.7
AMEX Stock Market (US Companies)            100.00     92.8      86.3      70.6       95.5    110.4
AMEX Stocks (SIC 5050-5059 US Companies)    100.00     73.8      64.4      39.9       98.0    168.9
Metals and Minerals, Except Petroleum

NOTES:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 12/31/1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

    Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period January 1, 2004 through December 31, 2004, except as described below, all
Section 16 filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis. During the period January 1, 2004 through December 31, 2004, William Spier was inadvertently late in filing one Form 4 for the reporting of transactions with regard to the exercise of stock options.

                                 OTHER MATTERS

STOCKHOLDER COMMUNICATIONS

    Our stockholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing committees of the Board of Directors by writing directly to those individuals c/o Empire Resources, Inc. at the following address: One Parker Plaza, Fort Lee, New Jersey 07024. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual.

CODE OF ETHICS

    Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Code of Business Conduct and Ethics on our website located at www.empireresources.com.

OTHER MATTERS OF BUSINESS

    The board of directors does not know of any matters other than those described above to be presented to the meeting. If any other matters do come before the meeting, the persons named in the proxy will exercise their discretion in voting thereon.

                                 ANNUAL REPORT

    An annual report to stockholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all stockholders of record with this proxy statement. ADDITIONAL COPIES OF OUR ANNUAL REPORT MAY BE OBTAINED WITHOUT CHARGE UPON REQUEST TO SANDRA KAHN, SECRETARY, EMPIRE RESOURCES, INC., ONE PARKER PLAZA, FORT LEE, NEW JERSEY, 07024.

                                      By Order of the Board of Directors,
                                  /s/ SANDRA KAHN
                                      SANDRA KAHN
                                      Vice President, Chief Financial Officer,
                                      Treasurer and Secretary

Fort Lee, New Jersey
April 29, 2005

                                   Appendix 1

                             EMPIRE RESOURCES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints William Spier and Nathan Kahn or any of them with full power of substitution, proxies to represent the undersigned stockholder and to vote at the annual meeting of Stockholders of Empire Resources, Inc. (the "Company") to be held on June 21, 2005 at 11:00 a.m. E.S.T., and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of Common Stock of the Company that the undersigned would be entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

                (Continued and to be signed on the reverse side)

                        ANNUAL MEETING OF STOCKHOLDERS OF

                             EMPIRE RESOURCES, INC.

                                  June 21, 2005

                           Please date, sign and mail
                             your proxy card in the
                            envelope provided as soon
                                  as possible.

     Please detach along perforated line and mail in the envelope provided.

[ ]

-------------------------------------------------------------------------------------------------------------------------------
                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
      PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN
                                                            HERE [x]
-------------------------------------------------------------------------------------------------------------------------------
                                                                                                        FOR  AGAINST  ABSTAIN
1. Election of Directors:                               2. Ratification of appointment of EISNER LLP,   [_]    [_]       [_]
                               NOMINEES:                independent auditors.
[_] FOR ALL NOMINEES           [_] William Spier
                               [_] Nathan Kahn
[_] WITHHOLD AUTHORITY         [_] Sandra Kahn          The undersigned hereby authorizes the proxies, in their discretion, to
    FOR ALL NOMINEES           [_] Harvey Wrubel        vote on any other business as may properly be brought before the
                               [_] Jack Bendheim        meeting or any adjournment thereof.
[_] FOR ALL EXCEPT             [_] L.R. Milner
    (See instructions below)   [_] Peter G. Howard
                               [_] Nathan Mazurek
                               [_] Morris J. Smith

INSTRUCTION: To withhold authority to vote for any
             individual nominee(s), mark "FOR ALL
             EXCEPT" and fill in the circle next to
             each nominee you wish to withhold, as
             shown here: ( )
-----------------------------------------------------







-----------------------------------------------------
To change the address on your account, please
check the box at right and indicate your new
address in the address space above. Please note   [_]
that changes to the registered name(s) on the
account may not be submitted via this method.
-----------------------------------------------------

Signature of Stockholder [__________________] Date: [_________] Signature of Stockholder [__________________] Date: [_________]

     Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If
[ ]        signer is a partnership, please sign in partnership name by authorized person.                                   [ ]
